Exhibit 4.2
EXECUTION COPY
STOCK OPTION AGREEMENT
dated as of December 27, 2007
by and among
FEDERAL-MOGUL ASBESTOS PERSONAL INJURY TRUST,
THORNWOOD ASSOCIATES LIMITED PARTNERSHIP,
and
FEDERAL-MOGUL CORPORATION
with respect to up to 50,100,000 shares of
Class B common stock of
FEDERAL-MOGUL CORPORATION

     This STOCK OPTION AGREEMENT (this “Agreement”), dated as of December 27, 2007 (the “Effective Date”), is made and entered into by and among THORNWOOD ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (the “Purchaser”), FEDERAL-MOGUL ASBESTOS PERSONAL INJURY TRUST (the “Seller”) and FEDERAL-MOGUL CORPORATION (the “Company”). Capitalized terms not otherwise defined herein have the meanings set forth in Article V.
     WHEREAS, the Purchaser desires to acquire from the Seller an option to acquire 43,141,667 shares (the “Initial Shares”) of the Class B common stock (“Class B Stock”) of the Company, on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, in the event that Purchaser does not exercise the Initial Option on the Effective Date and the Seller issues to the Company a promissory note in the face amount of $140,000,000 (the “Trust Note”), then 7,793,333 shares of the Initial Shares (the “Cooper Shares”) shall be subject to a lien (the “Cooper Lien”) in favor of the Company and the Company shall retain possession of the Cooper Shares as collateral for the Trust Note in connection with the Plan B Settlement (as defined in the Plan), and the Cooper Lien shall be released and terminated upon the circumstances described in this Agreement and the Plan; and
     WHEREAS, as provided for in the Plan, on the Effective Date, the Seller shall issue the Company a note in the face amount of $125 million (the “$125 Million Note”), which note shall mature ten (10) Business Days after the Effective Date (the “Maturity Date”) and shall be secured by 6,958,333 shares of the Reorganized Federal-Mogul Class B Common Stock to be distributed to the Seller pursuant to the Plan (the “Pledged Stock”), which are in addition to the Initial Shares; and
     WHEREAS, on the Maturity Date, in exchange for and in complete satisfaction of the $125 Million Note, the Seller shall either (i) pay the entire $125 million principal amount in cash to the Company or (ii) if the Seller does not make the foregoing payment on the Maturity Date, then the Company shall automatically and without any further notice or action take full and complete ownership of the Pledged Stock; provided, however, that in the event the Company takes full and complete ownership of the Pledged Stock, then 2,226,667 shares of the Pledged Stock so paid to the Company shall be held in escrow by the Company (the “Escrowed Shares”) for the benefit of the Seller pending resolution of the Relevant Claims (as defined in the Plan); and
     WHEREAS, the Purchaser desires to acquire from the Seller an option to acquire (i) in the event the Seller repays the $125 Million Note in cash as provided for in section 8.3.5 of the Plan, all of the Pledged Stock or (ii) in the event that the Seller does not repay the $125 Million Note in cash and the Company takes the Pledged Stock in full and complete satisfaction of the $125 Million Note, the Escrowed Shares, if any, that are returned or returnable to the Seller following the resolution of the Relevant Claims (the “Returned Shares”), on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
GRANT OF OPTION, SALES OF SHARES AND CLOSING
     1.01 Grant of Initial Option. The Seller hereby grants to the Purchaser the option to purchase the Initial Shares at the purchase price described in Section 1.04 below (the “Initial Option”). The Purchaser may exercise the Initial Option, in whole and not in part, from 9:30 a.m. prevailing local time in New York City on the Effective Date through 4:00 p.m. prevailing local time in New York City on the applicable Expiration Date, by delivery of a notice (an “Exercise Notice”) to the Seller by email as follows: j.brophy@arpc.com, with a copy to sel@camlev.com, on the date of exercise, to be accompanied by a phone call to the Seller as follows: John Brophy at 202-721-0925 or Stanley Levine at 412-261-0310, indicating that such notice has been sent. Any Exercise Notice shall specify (i) the delivery method for the shares to be delivered to the Purchaser, (ii) the closing date for the transfer of the shares (the “Closing Date”) and (iii) the location of the closing of such sale.
     1.02 Grant of Additional Options.
     (a) Pledged Stock. In the event the Purchaser exercises the Initial Option and the Seller repays the $125 Million Note in cash as provided in section 8.3.5 of the Plan, the Seller hereby grants to the Purchaser the option to purchase the Pledged Stock at the purchase price described in Section 1.04(b) below (the “Pledged Stock Option”). The Purchaser may exercise the Pledged Stock Option, in whole and not in part, (1) after the exercise of the Initial Option and (2) from 9:30 a.m. prevailing local time in New York City on the business day immediately following the Maturity Date through 4:00 p.m. prevailing local time in New York City on the applicable Expiration Date, by delivery of an Exercise Notice to the Seller in the manner contemplated in Section 1.01.
     (b) Returned Shares. In the event the Purchaser exercises the Initial Option and the Seller does not repay the $125 Million Note in cash as provided in section 8.3.5 of the Plan, and the Company takes the Pledged Stock in full and complete satisfaction of the $125 Million Note, then the Seller hereby grants to the Purchaser the option to purchase the Returned Shares at the purchase price described in Section 1.04(b) below (the “Returned Shares Option”). The Seller hereby agrees to deliver a notice (the “Return Notice”) to the Purchaser within one (1) business day of the Seller’s receipt of any Returned Shares, which notice shall include the number of Returned Shares received by the Seller. If the Initial Option has been exercised by the Purchaser, the Purchaser may exercise the Returned Shares Option, in whole and not in part, from 9:30 a.m. prevailing local time in New York City on the business day immediately following the date on which the Purchaser receives the Return Notice through 4:00 p.m. prevailing local time in New York City on the applicable Expiration Date, by delivery of an Exercise Notice to the Seller in the manner contemplated in Section 1.01.

     1.03 Purchase and Sale.
     (a) Initial Shares. Upon delivery of the Exercise Notice by the Purchaser in accordance with Section 1.01, the Seller agrees to and shall sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Initial Shares subject to the Exercise Notice at the closing as contemplated in Section 1.05 below, on the terms set forth in this Agreement.
     (b) Pledged Stock. Upon the circumstances described in Section 1.02(a) and delivery of the Exercise Notice by the Purchaser in accordance with Section 1.02(a), the Seller agrees to and shall sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Pledged Stock subject to the Exercise Notice at the closing as contemplated in Section 1.05 below, on the terms set forth in this Agreement.
     (c) Returned Shares. Upon delivery of the Exercise Notice by the Purchaser in accordance with Section 1.02, the Seller agrees to and shall sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Returned Shares subject to the Exercise Notice at the closing as contemplated in Section 1.05 below, on the terms set forth in this Agreement.
     1.04 Purchase Price.
     (a) Initial Shares. The aggregate purchase price for the Initial Shares shall be $775 million, consisting of $375 million in cash and a $400 million promissory note issued by the Purchaser (the “Note”). The Note shall be in the form attached hereto as Exhibit A. The cash portion of the purchase price shall be payable in immediately available United States funds at the closing pursuant to Seller’s wire instructions set forth on Schedule 1 attached hereto.
     (b) Pledged Stock and Returned Shares. The purchase price for the Pledged Stock and the Returned Shares shall be $17.9640719 per share. The foregoing purchase price shall be payable in immediately available United States funds at the closing pursuant to Seller’s wire instructions set forth on Schedule 1 attached hereto.
     1.05 Closing. The shares subject to an Exercise Notice will be delivered at the closing on the applicable Closing Date, via the delivery method specified by the Purchaser in the relevant Exercise Notice, from the Seller to the account(s) of the Purchaser set forth in such Exercise Notice, against delivery of the applicable purchase price referenced in Section 1.04. Regardless of whether the Seller delivers the Class B common stock certificates on the Closing Date in respect of the Initial Shares, the Pledged Stock or the Returned Shares, all right, title and interest (including all beneficial ownership) of the Seller in respect of such shares (including, without limitation, all rights under that certain Registration Rights Agreement dated as of the date hereof, between the Company, the Seller and certain other parties) shall, upon payment of the applicable purchase price upon the applicable Closing Date, be automatically assigned by the Seller to the Purchaser without any further action required.
     1.06 Loan. In the event that the Purchaser does not exercise the Initial Option on or prior to the Expiration Date for the Initial Shares, the Purchaser will provide to the Seller a $100 million term loan facility (the “Loan”) secured by the Initial Shares, including the Cooper Shares; provided, however, that in the event the Company takes ownership of the Cooper Shares pursuant to the terms of the Plan, the security for the Loan will not include the Cooper Shares.

The Loan shall be made pursuant to loan and security agreements in the form attached hereto as Exhibit B.
     1.07 Adjustments. In the event of any stock split, reverse stock split, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend, distribution or payment of cash, stock or property to holders of the Company’s common stock, in each case prior to the applicable Expiration Date, at the option of the Purchaser, either (i) the number and class of securities and exercise price per share of the Initial Option, the Pledged Stock Option and/or the Returned Shares Option, as applicable, shall be appropriately adjusted or (ii) upon exercise of the Initial Option, the Pledged Stock Option and/or Returned Shares Option, as applicable, the Purchaser shall be entitled to receive from the Seller the amount of cash, stock and/or property received by the Seller as a result of such event on account of the shares of the Company’s common stock subject to such option (and the Seller shall, during the term of the Initial Option, the Pledged Stock Option and/or the Returned Shares Option, as applicable, hold the same in escrow for the benefit of the Purchaser). In the event of any offering or distribution of rights (whether such rights permit the purchase of securities of the Company or otherwise) to holders of the Company’s common stock prior to the Expiration Date, at the option of the Purchaser, either (i) the Purchaser may cause the Seller to exercise such rights on behalf of the Purchaser and shall deliver to the Seller immediately available funds sufficient for such exercise, in which case the Purchaser shall be entitled to receive from the Seller the amount of stock or other property received by the Seller as a result of such exercise (and the Seller shall, during the term of the Initial Option, the Pledged Stock Option and/or the Returned Shares Option, as applicable, hold the same in escrow for the benefit of the Purchaser) or (ii) the Purchaser may cause the Seller to sell such rights on behalf of the Purchaser, in which case the Purchaser shall be entitled to receive from the Seller the proceeds received by the Seller as a result of such sale (and the Seller shall, during the term of the Initial Option, Pledged Stock Option, and/or Returned Shares Option, as applicable, hold the same in escrow for the benefit of the Purchaser).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the date of each closing, as follows:
     2.01 Existence of the Seller. The Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer (pursuant to this Agreement) the Initial Shares and the Returned Shares.
     2.02 Authority. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
     2.03 Shares. The Initial Shares, the Returned Shares and the Escrowed Shares are owned beneficially by the Seller free and clear of all Liens other than the lien with respect to the $125 Million Note (if applicable) and the Cooper Lien; and at the closing the Seller will transfer to the Purchaser good and valid title to the applicable shares purchased at such closing, free and clear of all Liens.
     2.04 No Conflicts. The execution and delivery by the Seller of this Agreement does not, and the performance by the Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Seller; or
     (b) conflict with or result in a violation or breach of any term or provision of any Contract, Law or Order applicable to the Seller or any of its Assets and Properties.
     2.05 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out on behalf of the Seller directly with the Purchaser without the intervention of any person on behalf of the Seller in such manner as to give rise to any valid claim by any person against the Purchaser for a finder’s fee, brokerage commission or similar payment.
     2.06 Holdings. At all times after the execution of this Agreement and prior to the applicable Expiration Date, the Seller shall continue to hold beneficial ownership of the Initial Shares, any portion of the Pledged Stock that is not retained by the Company in satisfaction of the $125 Million Note, and any portion of the Escrowed Shares that become Returned Shares, as applicable, (together with all cash, shares or other property received by the Seller in respect thereof pursuant to Section 1.07), one or more custodians for the Seller shall hold record ownership thereof and neither the Seller nor such custodian shall loan, pledge, hypothecate, sell or otherwise transfer, or permit the loan, pledge, hypothecation, sale or transfer of, such shares, except as set forth herein and in the Plan.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller as follows:
     3.01 Organization of the Purchaser. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Purchaser has full authority to execute and deliver this Agreement and to perform the Purchaser’s obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to buy (pursuant to this Agreement) the Initial Shares, the Pledged Stock and the Returned Shares.
     3.02 Authority. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     3.03 No Conflicts. The execution and delivery by the Purchaser of this Agreement does not, and the performance by the Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its organizational documents; or
     (b) conflict with or result in a violation or breach of any term or provision of any Contract, Law or Order applicable to the Purchaser or any of its Assets and Properties.
     3.04 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for a finder’s fee, brokerage commission or similar payment.
ARTICLE IV
AGREEMENTS REGARDING COOPER LIEN
     4.01 Covenants of the Company.
          (a) At all times after the execution of this Agreement and prior to the exercise of the Initial Option, the Company shall hold the certificates evidencing the Cooper Shares, together with all cash, shares or other property received by the Company in respect thereof (but the Seller and/or one or more custodians for the Seller shall continue to hold beneficial and record ownership thereof), and the Company shall not loan, pledge, hypothecate, sell or otherwise transfer, or permit the loan, pledge, hypothecation, sale or transfer of, the Cooper Shares.
          (b) Immediately upon exercise by the Purchaser of the Initial Option and after payment by the Purchaser to the Company of the $140 million referenced in Section 4.02 below, the Company shall take all actions necessary to release and terminate the Cooper Lien and shall immediately deliver the Cooper Shares to the Purchaser.
          (c) The Company hereby agrees that, in the event that (i) the Purchaser does not exercise the Initial Option on or prior to the Expiration Date and Purchaser is required to provide the Loan to the Seller in accordance with Section 1.06 above and (ii) the Seller decides to repay its entire obligation under the Trust Note in cash to the Company rather than permit the Company to take ownership of the Cooper Shares in satisfaction of the Trust Note, then the Company shall take all actions necessary to release and terminate the Cooper Lien and shall immediately deliver the Cooper Shares to the Seller in order to permit the Seller to grant to the Purchaser the security interest in the Cooper Shares described in Section 1.06 above.
     4.02 Covenant of the Seller and Purchaser. In the event that the Purchaser exercises the Initial Option on any date other than the Effective Date, the Seller hereby irrevocably directs the Purchaser, and the Purchaser hereby agrees, to pay to the Company, upon the closing with respect to Purchaser’s exercise of the Initial Option, $140 million of the cash portion of the purchase price payable by the Purchaser to the Seller upon exercise of the Initial Option.
ARTICLE V
DEFINITIONS
     5.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:
     “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.
     “Closing Date” means the date set forth in any Exercise Notice for the transfer to the Purchaser of the shares subject to the Exercise Notice, which date shall be no later than five (5) business days after the date of the Exercise Notice.
     “Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.
     “Expiration Date” means (a) with respect to the Initial Option, the date that is 60 days following the Effective Date, (b) with respect to the Pledged Stock Option, the date that is 60 days following the date on which the Purchaser is first permitted to exercise the Pledged Stock Option pursuant to Section 1.02(a), and (c) with respect to the Returned Shares Option, the date that is 60 days following the date on which the Purchaser is first permitted to exercise the Returned Shares Option pursuant to Section 1.02(b).
     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, department, ministry, official or other instrumentality of the United States or other country, or any supra-national organization, or any foreign or domestic, state, county, city or other political subdivision.
     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any governmental or regulatory authority.
     “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, preemptive right, option, proxy, right of first refusal, adverse claim, levy, charge or other encumbrance of any kind (including any restriction on the right to vote, sell or otherwise dispose of any stock or other ownership interest), or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.
     “Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority.
     “Plan” means the Fourth Amended Joint Plan of Reorganization (As Modified) filed by the Plan Proponents (as defined in the Plan) in the jointly administered case of Federal-Mogul Global Inc., T&N Limited, et. al., Case No. 01-10578, filed in the United States Bankruptcy Court for the District of Delaware, docket numbers 12620, 12621, and 12622, as the same may be amended or modified from time to time pursuant to Section 1127 of the Bankruptcy Code (as defined in the Plan).
ARTICLE VI
MISCELLANEOUS
     6.01 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.
     6.02 Expenses. Each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.
     6.03 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
     6.04 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
     6.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.
     6.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law; provided, however, that the Purchaser shall be permitted to assign to any one or more of its affiliates all or part of its rights with respect to this Agreement. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     6.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     6.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
     6.09 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.
     6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

Purchaser: THORNWOOD ASSOCIATES LIMITED PARTNERSHIP By: Barberry Corp., its general partner
By:	/s/ Edward E. Mattner
Name:	Edward E. Mattner
Title:	Authorized Signatory

Seller: FEDERAL-MOGUL ASBESTOS PERSONAL INJURY TRUST
By:	/s/ Edward. D. Robertson, Jr.
Name:	Edward. D. Robertson, Jr.
Title:	Trustee

By:	/s/ Stephen M. Snyder
Name:	Stephen M. Snyder
Title:	Trustee

By:	/s/ Kirk Watson
Name:	Kirk Watson
Title:	Trustee

Company: FEDERAL-MOGUL CORPORATION
By:	/s/ Robert L. Katz
Name:	Robert L. Katz
Title:	Senior Vice President and General Counsel